                                   EXHIBIT 12

                   KSL RECREATION GROUP, INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                               (in thousands, except ratios)
                                                                                  YEAR ENDED OCTOBER 31,

                                                             2000           1999           1998           1997           1996
                                                             ----           ----           ----           ----           ----
Earnings:
   Income (loss) before income taxes and
   extraordinary item.................................     $   27,129     $   40,950    $     7,117     $    2,944     $  (12,461)
Add:
   Interest and amortization of debt issuance costs...         50,464         51,779         35,652         31,709         28,769
   Minority interests in losses of subsidiary.........              -            118            129            143             58
                                                           ----------     ----------    -----------    -----------     ----------

Total Earnings........................................     $   77,593     $   92,847     $   42,898     $   34,796     $   16,366
                                                           ==========     ==========     ==========    ===========     ==========

Fixed charges:
   Interest and amortization of debt issuance costs...     $   50,464     $   51,779     $   35,652     $   31,709     $   28,769
   Capitalized interest...............................          1,691          1,619            754              0            577
                                                           ----------     ----------    -----------    -----------     ----------
Subtotal..............................................     $   52,155     $   53,398     $   36,406     $   31,709     $   29,346
                                                           ----------     ----------     ----------     ----------     ----------
Ratio of earnings to fixed charges (1)................            1.5x           1.7x           1.2x           1.1x             -
                                                           ==========     ==========     ==========    ===========     ==========

(1) Earnings for fiscal 1996 were insufficient to cover fixed charges by $13.0 million.